Exhibit 5.1

November 14, 2013

Gastar Exploration, Inc.

Gastar Exploration USA, Inc.

1331 Lamar Street, Suite 650

Houston, Texas 77010

Re: Post-Effective Amendment No. 1 to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Gastar Exploration, Inc., a Delaware corporation (the “Company”), the successor issuer to Gastar Exploration Ltd., an Alberta, Canada corporation (the “Predecessor Registrant”), and Gastar Exploration USA, Inc., a Delaware corporation (“Gastar USA”), in connection with the filing of Post-Effective Amendment No. 1 to the registration statement on Form S-3, File No. 333-174552 (as amended, the “Registration Statement”), with respect to the Company’s adoption of the Registration Statement as the successor issuer to the Predecessor Registrant pursuant to Rule 414 of the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement is being filed in connection with the registration by the Company and Gastar USA with the Securities and Exchange Commission (the “Commission”), under the Securities Act, of the offer and sale from time to time, pursuant to Rule 415 under the Securities Act:

(1) by Gastar USA of up to $200 million maximum aggregate offering price of preferred stock, in one or more series (the “Preferred Stock”); and

(2) of guarantees of the Preferred Stock by the Company (the “Guarantees”).

The Preferred Stock and Guarantees are collectively referred to herein as the “Securities.” We have also participated in the preparation of the prospectus (the “Prospectus”) contained in the Registration Statement, to which this opinion is an exhibit. The Securities will be offered in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and to be set forth in supplements (each, a “Prospectus Supplement”) to the Prospectus. Capitalized terms not defined herein shall have the meanings ascribed to them in the Prospectus.

In rendering the opinions set forth below, we have examined and relied upon (i) the Delaware General Corporation Law (the “DGCL”), (ii) the Registration Statement, including the Prospectus, (iii) the Certificate of Incorporation of the Company filed with the Secretary of State of Delaware pursuant to the DGCL, (iv) the Bylaws of the Company, (v) the Amended and Restated Certificate of Incorporation of Gastar USA filed with the Secretary of State of Delaware pursuant to the DGCL, (vi) the Second

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November 14, 2013 Page 2

Amended and Restated Bylaws of Gastar USA, (vii) resolutions of the board of directors of the Predecessor Registrant and Gastar USA, each dated as of May 24, 2010, approving and authorizing the Registration Statement, include any and all necessary pre-effective and post-effective amendments thereto, and (viii) such other certificates, statutes and other corporate records, agreements, instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we have reviewed certain certificates of public officials, and we have relied on such certificates with respect to certain factual matters that we have not independently established.

In connection with this opinion, we have assumed that:

(1) each document submitted to us for review, and the information contained in each such document, is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original;

(2) each certificate from governmental officials reviewed by us is accurate, compete and authentic, and all public records are accurate and complete;

(3) the Company shall remain validly existing as a corporation in good standing under the laws of the State of Delaware;

(4) Gastar USA shall remain validly existing as a corporation in good standing under the laws of the State of Delaware;

(5) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and such effectiveness shall not have been terminated or rescinded;

(6) a Prospectus Supplement will have been prepared and filed with the Commission describing the Securities offered thereby;

(7) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable Prospectus Supplement; and

(8) any definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company, Gastar USA and the other parties thereto.

November 14, 2013 Page 3

Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinions that:

(1) With respect to the Preferred Stock, when (a) the board of directors of Gastar USA has taken all necessary action to designate the terms of the Preferred Stock, and approve the issuance and the offering thereof and related matters, including the filing with the Secretary of State of the State of Delaware of a Certificate of Designation relating to a class or series of the Preferred Stock to be sold under the Registration Statement conforming to the DGCL regarding such series of Preferred Stock and (b) shares of such class or series of Preferred Stock have been duly issued and delivered as contemplated in the Registration Statement and duly authorized, executed, authenticated, issued and delivered in accordance with the Gastar USA board approval referenced in (a), upon payment of the consideration thereof or provided for therein, such Preferred Stock will be validly issued, fully paid, and non-assessable.

(2) With respect to the Guarantees, when (a) the board of directors of the Company has taken all necessary action to approve the issuance and terms of the Guarantees and related matters and (b) such Guarantees have been duly issued and delivered as contemplated in the Registration Statement and duly authorized, executed, authenticated, issued and delivered in accordance with the provisions of the Company board approval referenced in (a), such Guarantees will be legally issued and constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by (A) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and remedies generally (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (B) public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing.

The opinions expressed herein are qualified in the following respects:

(1) We express no opinions concerning the validity or enforceability of any provisions contained in the Guarantees that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law.

(2) The foregoing opinion is limited in all respects to the U.S. federal laws and the DGCL, each as interpreted by federal courts and the courts of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters”. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.